Exhibit 11.1

                         APPLIED VOICE TECHNOLOGY, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                               (Unaudited)


                              Quarter ended     Six months
                                 June 30,      ended June 30,
                              --------------  ---------------
                                   1997            1997
                              --------------  ---------------
                            (in thousands, except per share data)


Net income                      $   1,772       $    577
                              ==============  ===============
Computation of common and
  common equivalent shares
  outstanding:
               Common Stock         5,621          5,597
               Options                471            483
                              --------------  ---------------
Common and common equivalent
  shares used in computing per
  share amounts                     6,092          6,080
                              ==============  ===============
Net income per share            $    0.29       $   0.09
                              ==============  ===============




The fully diluted computation is not presented as it is not materially different from primary earnings per share, calculated above.